EXHIBIT 10.30

EMPLOYMENT AGREEMENT

ARTICLE 1

GENERAL PROVISIONS

Section 1.01 Employment Agreement. This Employment Agreement (“Agreement”) is entered into as of July 9, 2003 by and between Charlotte Russe Holding, Inc., a Delaware Corporation (the “Company”), and Mr. Mark A. Hoffman (“Mr. Hoffman”).

ARTICLE 2

POSITION AND DUTIES

Section 2.01 Position. Company shall employ Mr. Hoffman as its Chief Executive Officer. During the term of his employment by the Company, Mr. Hoffman shall also serve as a member of the Company’s Board of Directors (the “Board”).

Section 2.02 Duties. Mr. Hoffman shall have such authority and duties which are customary for the position of Chief Executive Officer and shall perform such executive-level duties as may be assigned to him by Company or its Board of Directors which reasonably serve the purpose of this Agreement and/or meet the needs of Company and its affiliates. Mr. Hoffman shall be based in San Diego at Company’s headquarters (except as otherwise consented to by Mr. Hoffman) and shall report only to the Board of Directors of the Company. All other officers and employees of the Company shall report directly or indirectly to Mr. Hoffman.

Section 2.03 Full Attention to Business. During said employment, except for sick leave, reasonable vacations and excused leaves of absence, Mr. Hoffman shall devote his full business time energies, interest, abilities and productive efforts to the business of the Company and its affiliates and shall not, without the Company’s written consent, render any kind of services to others for compensation and, in addition, shall not engage in any activity which conflicts or interferes with the performance of Mr. Hoffman’s duties hereunder.

Section 2.04 Covenants Not to Compete During Term. During the term of this Agreement and while receiving any severance payouts hereunder, Mr. Hoffman shall not participate in any capacity in any business engaged in the retail sale of women’s junior apparel or accessories.

ARTICLE 3

TERM OF EMPLOYMENT

Section 3.01 Term. Subject to earlier termination as provided in this Agreement, Mr. Hoffman shall be employed commencing on the date first mentioned above and ending on the last day of the Company’s 2005 fiscal year (the “Term”). Neither party is under any obligation to renew or extend this Agreement. Any new employment agreement shall only be effective after having been reduced to writing and executed by both parties hereto. In the absence of earlier termination as provided herein, this Agreement shall terminate automatically on the second anniversary of such date. In the event Mr. Hoffman continues to perform services after this Agreement has terminated, and pending execution of a new employment agreement, if any, such services shall constitute employment for an unspecified term, terminable at will, with or without cause or reason, with or without advance notice, and with or without pay in lieu of advance notice.

ARTICLE 4

COMPENSATION

Section 4.01 Salary. Company shall pay Mr. Hoffman an annualized base salary of $550,000, to be paid in accordance with Company’s pay policy and subject to an annual increase of 5% during the term of this Agreement.

Section 4.02 Stock Options. On July 9, Mr. Hoffman was granted options to purchase 150,000 shares of the Company’s common stock under the Charlotte Russe Holding, Inc. 1999 Equity Incentive Plan at an exercise price of $11.42.

Section 4.03 Performance Bonus. For work performed during each fiscal year 2004 and 2005 (ending September 30, 2004 and 2005 respectively), Mr. Hoffman shall receive an annual bonus in an amount determined in accordance with SCHEDULE A hereto.

Section 4.04 Performance Bonus Conditions. The Performance Bonus shall be paid by check no later than 75 days following fiscal year end. Mr. Hoffman must be actively employed as of fiscal year end to be eligible for this bonus. If Mr. Hoffman quits or is fired “for cause” as herein defined in Section 6.04, there shall be no bonus to Mr. Hoffman in respect of the year of such termination. If Mr. Hoffman’s employment is terminated prior to fiscal year end without cause or by reason of Mr. Hoffman’s disability or death or if Mr. Hoffman terminates his employment for “good reason” (as defined in Section 6.08 below), Mr. Hoffman shall receive a pro-rata bonus based on actual performance, to be figured by pro-rating any bonus that would have been paid for the full fiscal year on a daily basis, to the date of termination.

Section 4.05 Health Insurance. Mr. Hoffman and his family shall be entitled to participate in any Company-provided group medical, vision or dental insurance plans. Company shall pay the entire cost of premiums for the group medical insurance. Mr. Hoffman may elect to purchase coverage for himself and his family for vision care and dental insurance.

Section 4.06 Auto Allowance. Mr. Hoffman shall be entitled to an allowance of $15,000 for the leasing, insurance, and maintenance of an automobile.

Section 4.07 Vacation. Mr. Hoffman shall be entitled to two weeks of paid vacation per year.

Section 4.08 Reimbursement of Legal Fees. Mr. Hoffman shall receive reimbursement for reasonable attorney fees incurred in connection with this employment agreement. Mr. Hoffman shall submit to Company the legal bills for reimbursement.

Section 4.09 Business Expense Reimbursement. The Company shall reimburse Mr. Hoffman for all reasonable business expenses incurred and documented pursuant to the Company’s expense reimbursement policies and practices.

Section 4.10 Liability Insurance and Indemnification. Mr. Hoffman shall be added as an additional named insured under all liability insurance policies now in force or hereafter obtained covering any officer or director of the Company or Parent in his or her capacity as an officer or director. The Company and Parent shall also indemnify Mr. Hoffman in his capacity as an officer or director and hold him harmless from any cost, expense or liability arising out of or relating to any act or decisions made by him on behalf of or in the course of performing services for the Company and Parent to the fullest extent permitted by Delaware law to the same extent as provided to other officers or directors of the Company and Parent.

Section 4.11 Life Insurance. The Company shall pay for, or promptly reimburse Mr. Hoffman for, insurance premiums incurred by Mr. Hoffman with respect to a life insurance policy, provided that the amount of such payments shall in no event exceed $25,000 per year.

Section 4.12 Certain Additional Payments. The Company shall pay to Mr. Hoffman such additional amounts (the “Gross-Up Payment”) as are necessary to reimburse Mr. Hoffman, on an after-tax basis, for all federal, state and local income and employment taxes (the “Taxes”) payable by Mr. Hoffman with respect to the payments or benefits received by Mr. Hoffman pursuant to Sections 4.05, 4.06 and 4.11 hereof (the “Payments”), such that the net amount retained by Mr. Hoffman, after deduction of any Taxes on the Payments and on the Gross-Up Payment, shall be equal to the Payments.

ARTICLE 5

UNFAIR COMPETITION

Section 5.01 Conflict of Interest. The Company relies on the integrity and good judgment of all employees to observe ethical, professional and legal standards, and good business practices, in the conduct of the Company’s business. In keeping with ethical business practice, it is critical that Mr. Hoffman refrain from activities which conflict with the best interest of the Company.

Section 5.02 Covenant Not to Misuse Information. Mr. Hoffman agrees to execute and abide by the Trade Secret and Confidentiality Agreement set forth in Exhibit “A”, which is incorporated herein by reference and made a part hereof. Mr. Hoffman’s compliance with the terms of Exhibit “A” is a material requirement of this Agreement.

ARTICLE 6

TERMINATION OR RESIGNATION

Section 6.01 Termination Without Cause. The Company may terminate this Agreement at any time, without notice, without cause. In such an event, Company shall comply with the severance compensation provisions set forth in Sections 6.02 and 6.03.

Section 6.02 Termination Without Cause Severance Compensation. In the event Mr. Hoffman’s employment is terminated by the Company without cause, he shall be entitled to severance equal to 100% of his annual base salary for one year, payable on a monthly basis, less required payroll taxes. If Mr. Hoffman breaches any of his obligations hereunder including, without limitation, Exhibit A hereto, the company shall be relieved of any obligation hereunder to make severance payments to Mr. Hoffman.

From date of notification by the Company that it has elected to terminate his employment, Mr. Hoffman will be free to discuss a position with other prospective employers. Mr. Hoffman may continue with current title and responsibilities after the termination notice date, upon mutual consent of Company and Mr. Hoffman. During the period after notification, but prior to leaving Company, Mr. Hoffman will be entitled to all compensation and employee benefits under Section 4 of this Agreement until the actual termination.

Section 6.03 No Offset or Duty to Mitigate. Mr. Hoffman’s severance benefits hereunder shall not be offset by any income or earnings from any other employment he may obtain and Mr. Hoffman shall be under no duty to mitigate the Company’s damages under this Agreement by obtaining or attempting to obtain successor employment.

Section 6.04 Severance Distribution. The severance compensation payable to Mr. Hoffman under Section 6.02 of this Agreement will be paid to Mr. Hoffman. Company shall be entitled to cease making any severance compensation payments required under this Agreement in the event Mr. Hoffman breaches any provision of this Agreement or Exhibit “A”.

Section 6.05 Termination For Cause. The Company may terminate this Agreement at any time, without notice, for cause. In such an event, no severance compensation whatsoever shall be paid to Mr. Hoffman under Section 6.02 or otherwise. For the purposes of this Agreement, termination for cause shall mean that Mr. Hoffman was terminated because of: (i) Mr. Hoffman’s willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of Mr. Hoffman’s duties; (ii) Mr. Hoffman’s conviction of a crime involving moral turpitude; (iii) Mr. Hoffman’s commission of any act of dishonesty involving the Company; (iv) Mr. Hoffman’s unauthorized disclosure of material privileged or confidential information related to the Company or its employees except as may be compelled by legal process or court order or the violation of any provision of Exhibit “A”; (v) Mr. Hoffman’s commission of some willful act or omission which violates material Company policy or procedures, or otherwise constitutes unethical or detrimental business conduct; or (vi) any other willful act or omission by Mr. Hoffman which, in the reasonable good faith opinion of the Company has, or is reasonably likely to have, a material adverse impact upon the Company or its reputation, provided, however, that with regard to clauses (i), (v) and (vi) above, Mr. Hoffman’s employment may not be terminated for cause unless and until the Board has given him reasonable written notice of its intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, a reasonable opportunity to cure such breach. In the event that this Agreement is terminated for cause pursuant to this Section, neither the Company nor Mr.

Hoffman shall have any remaining duties or obligations hereunder except as set forth in Section 6.07 or Exhibit A hereto, and the Company shall pay to Mr. Hoffman, or his estate, Mr. Hoffman’s base salary pursuant to Section 4.01, prorated through the date of termination of this Agreement, and any performance bonus earned for prior pursuant to Section 4.03 and unpaid as of the date of such termination.

Section 6.06 Automatic Termination. (a) This Agreement shall automatically terminate on the expiration of the Term of the Agreement, unless the parties expressly agree in writing to renew the Agreement as set forth in Section 3.01. No severance compensation whatsoever shall be paid to Mr. Hoffman under Section 6.02 or otherwise in the event of a termination pursuant to this Section 6.05(a).

(b) In the event that Mr. Hoffman’s employment with the Company is terminated by reason of his death or disability, the Company shall continue to pay his base salary to him (or to his beneficiary, in the event of his death) for 12 months.

Section 6.07 Resignation. Mr. Hoffman may terminate this Agreement by giving the Company written notice of resignation thirty (30) days in advance of the date of resignation. Company may, at its sole discretion, upon receiving such notice of resignation, waive any or all of Mr. Hoffman’s 30 days’ notice period. No severance compensation whatsoever shall be paid to Mr. Hoffman under Section 6.02 or otherwise in the event of a termination pursuant to this Section.

Section 6.08 Termination for Good Reason. Mr. Hoffman may, at any time, terminate his employment with the Company for “good reason” (as defined below). In such event the Company shall pay Mr. Hoffman severance compensation as if the Company had terminated Mr. Hoffman’s employment without “cause” under Section 6.02. For purposes of this Agreement, “good reason” shall mean, without the express written consent of Mr. Hoffman, the occurrence of any of the following events unless such events are fully corrected within 30 days following notification by Mr. Hoffman to the Company that he intends to terminate his employment hereunder: (i) a material alteration, reduction or diminution in the duties, responsibilities and status of Mr. Hoffman’s position as described in Article 2 of this Agreement, (ii) the Company’s requiring Mr. Hoffman to be based anywhere other than at the Company’s headquarters, or anywhere outside of the San Diego metropolitan area or (iii) a material breach by the Company of Article 4 of this Agreement.

Section 6.09 Termination Obligations: Return of Company Property. Mr. Hoffman hereby acknowledges and agrees that all property of the Company or any affiliate thereof in possession of Mr. Hoffman, including without limitation, all books, manuals, files, financial statements, computer disks, contracts, lists (including without limitation, customer lists, price lists and/or pricing schedules, lists or summaries of the Company’s or any affiliate’s costs, lists of Company’s or any affiliate’s vendors or suppliers), and other documents of any kind, proprietary information, and equipment furnished to or prepared by Mr. Hoffman in the course of, or incident to, his employment belong exclusively to the Company or its affiliates, as the case may be, and shall be promptly returned to the Company or its affiliates, as the case may be, upon termination of Mr. Hoffman’s employment for any reason. The obligations contained in this paragraph shall survive the termination of Mr. Hoffman’s employment for any reason whatsoever.

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.01 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written Agreements, understandings, commitments, and practices between the parties with respect to the subject matter hereof. Other than as expressly set forth herein, Mr. Hoffman and Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties hereto.

Section 7.02 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the venue of any litigation commenced hereunder shall be San Diego, California.

Section 7.03 Partial Invalidity. If the application of any provision of this Agreement and Exhibit A hereto, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement and Exhibit A hereto should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the part so held invalid or unenforceable had not been included herein.

Section 7.04 Notices. Notices given under this Agreement may be given by registered or certified mail, return receipt requested, or by personal delivery. A mailed notice shall be deemed given two (2) business days after mailing.

Section 7.05 Mr. Hoffman Acknowledgment. Mr. Hoffman acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promised made by Company other than those contained in writing herein, and has entered into an Agreement freely based on his own judgment.

Section 7.06 Other Remedies. Nothing in this Agreement shall limit any remedy of Company under the California Uniform Trade Secrets Act (California Civil Code § 3426 et seq.) or otherwise available under law.

Section 7.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 7.08 No Assignment. This Assignment may not be assigned or encumbered in any way by Mr. Hoffman. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successors and assigns.

Section 7.09 No Solicitation of Employees. Mr. Hoffman specifically agrees that during the term of this Agreement and for a period of two (2) years thereafter, Mr. Hoffman shall not, directly or indirectly, either for himself or for any other person, firm, corporation or legal entity, hire any individual who, since the date of this Agreement through the date of termination, was or is an employee of the Company or any affiliate thereof or solicit or otherwise encourage any such individual to leave the employment of the Company or any such affiliate.

Section 7.10 Limitation on Waiver. A waiver of any term, provision or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.

Section 7.11 Attorneys’ Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the Party prevailing in such proceeding shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates set forth below:

MARK A. HOFFMAN		CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ MARK A. HOFFMAN	/s/ BERNARD ZEICHNER Its Authorized Agent

Dated: July 9, 2003		Dated: July 9, 2003

EXHIBIT A

TRADE SECRET AND CONFIDENTIALITY AGREEMENT

1.	Mark A. Hoffman (hereinafter “Mr. Hoffman”) hereby enters into this Trade Secret and Confidentiality Agreement (“Agreement”) with Charlotte Russe Holding, Inc. (hereinafter “Company”). This Agreement sets forth the obligations of Mr. Hoffman concerning Mr. Hoffman’s use of trade secrets and confidential information acquired in the course of Mr. Hoffman’s employment with the Company. This Agreement shall constitute Exhibit “A” to the Employment Agreement dated as of July 9, 2003 between Mr. Hoffman and Company.

2.	Confidential Information

a.	The parties agree that, during the term of his employment, Mr. Hoffman has and will have access to and become acquainted with various trade secrets and confidential information of Company and its affiliates, consisting of documents, files, computer programs and databases, processes, techniques, patterns, procedures, and related documentation, compilations of information, records and specifications including but not limited to:

i.	Business Information, such as (but not limited to) the Company’s and its affiliates’ past, present and future business practices, or techniques, patent information and applications, leases, contracts, and business plans; and

ii.	Financial Information, such as (but not limited to) the Company’s and its affiliates’ earnings, sales, assets, debts, prices, pricing structure, margins, volume/quantities of purchases or sales, or other financial data; and

iii.	Supply Information, such as (but not limited to) confidential information relating to reliable or key supplier’s and/or vendor’s names or addresses including contact persons, terms of supply and/or vendor contracts or particular transactions, potential suppliers and/or vendors, or other related data that is not publicly available to other persons who may be engaged in the same business as the Company; and Marketing Information, such as (but not limited to) prior, ongoing or proposed marketing programs, presentations or agreements by or on behalf of the Company and its affiliates, pricing information, customer bonus programs, prior or existing contracts terms, marketing tests and/or results of marketing efforts; and

iv.	Personnel Information, such as (but not limited to) employees’ personal or medical histories, compensation, employee incentive programs or other terms of employment, actual or proposed promotions, hirings, resignations, terminations or reasons therefor, training methods, or other personnel information; and

v.	Customer Information, such as (but not limited to) past, existing or prospective customers’ names, addresses or backgrounds, customer specifications and requirements, volumes of purchase, prices that particular or various customers are charged or pay for services, proposals or agreements between customers and the Company or its affiliates, status of customers’ accounts, or other information about actual or prospective customers; and

vi.	Customer Trade Secrets, such as (but not limited to) proprietary information of the Company’s or its affiliates’ customers provided to the Company or its affiliates for the sole and exclusive purpose of permitting the Company or its affiliates to market or provide products or services to such customers or prospective customers.

For purposes of this Agreement, the trade secrets and confidential information referred to in this Paragraph 2 hereafter shall be collectively referred to as “Confidential Information.”

b.	Prior Employment. Mr. Hoffman acknowledges and understands that if Mr. Hoffman obtained any proprietary knowledge, inventions, or other trade secret information from a former employer, Mr. Hoffman is prohibited from using such trade secret information during the course and scope of Mr. Hoffman’s employment unless: (i) Mr. Hoffman has obtained written consent from the former employer to do so; and (ii) Mr. Hoffman has fully disclosed such written consent to Company. Mr. Hoffman further agrees that Mr. Hoffman shall indemnify the Company against all claims for Mr. Hoffman’s use of any trade secret information obtained from a former employer.

3.	Use of Common Property

a.	Mr. Hoffman acknowledges that all files, records, information, documents, computerized records (including customer profiles and databases), drawings, specifications, formulae, equipment and similar items relating to the business of Company, its affiliates and/or its customers, whether or not prepared by Mr. Hoffman and whether or not they constitute Confidential Information: (i) are and shall remain the exclusive property of the Company or its affiliates; and (ii) shall not be removed from the premises of the Company or any affiliate thereof except to the extent such removal is temporary and for the sole and exclusive purpose of permitting Mr. Hoffman to perform his duties under the Employment Agreement, unless approved in writing by the Company.

b.	All such books, information, records or documents mentioned in Paragraph 3(a) above shall be immediately returned to Company by Mr. Hoffman upon the Company’s request or upon termination of Mr. Hoffman’s employment relationship with Company.

4.	Misappropriation of Confidential Information; Unfair Competition

a.	Mr. Hoffman acknowledges that any unauthorized possession, communication, or use of Confidential Information would enable Mr. Hoffman (or any third party to whom Mr. Hoffman might disseminate the Confidential Information) to unfairly compete with the Company or any affiliate thereof, by using the Confidential Information to its/their advantage.

b.	Mr. Hoffman covenants and agrees that Mr. Hoffman will keep all Confidential Information absolutely confidential and divulge said Confidential Information only to those other executives of the Company or any affiliate thereof who absolutely require the information in order to perform duties on behalf of the Company or any affiliate thereof. Mr. Hoffman further promises and agrees that Mr. Hoffman shall not misuse, misappropriate or disclose Confidential Information, directly or indirectly, or use it in any way, either during the term of employment or thereafter, except as required in connection with Mr. Hoffman’s duties on behalf of the Company or any affiliate thereof.

5.	Non-Competition

a.	During the employment term and for a period of two (2) years thereafter, Mr. Hoffman shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business engaged in the retail sale of women’s junior apparel or accessories, provided, however, that the “beneficial ownership” by Mr. Hoffman, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly-held corporation shall not be a violation of this Agreement. This restriction includes engaging in any preparatory activities respecting the commencement of any business engaged in the retail sale of women’s junior apparel or accessories.

b.	Mr. Hoffman shall, during the two (2) year period following any termination of his employment with the Company, inform any prospective or actual subsequent employer of the requirements imposed upon him under this Agreement.

6.	Non-Solicitation

Mr. Hoffman specifically agrees that during the term of this Agreement and for a period of two (2) years thereafter, Mr. Hoffman shall not, directly or indirectly, either for himself or for any other person, firm, corporation or legal entity, hire any individual who, since the date of this Agreement through the date of termination, was or is an employee of the Company or any affiliate thereof or solicit or otherwise encourage any such individual to leave the employment of the Company or any such affiliate.

7.	Miscellaneous

a.	Mr. Hoffman hereby acknowledges and agrees that any actual or threatened violation of this Agreement will cause Company immediate and irreparable harm which cannot be adequately remedied with monetary damages alone. Accordingly, upon any actual or threatened violation of this Agreement, Mr. Hoffman agrees that the Company or any affiliate thereof shall be entitled to, and Mr. Hoffman hereby consents to the immediate issuance of a temporary restraining order, preliminary and/or permanent injunction, without bond, to prevent Mr. Hoffman or any entity or person acting in concert with Mr. Hoffman, from revealing or otherwise utilizing Confidential Information. Such restraining order and/or injunction shall be in addition to any other rights and/or remedies the Company or any affiliate thereof may have.

b.	This Agreement has been entered into in the State of California, and it is expressly contemplated by the parties and agreed upon by them that the interpretation and enforcement hereof shall be governed by the substantive and procedural laws of the State of California.

c.	In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.

d.	The failure of the Company or any affiliate thereof to exercise any right or remedy upon any breach or default with respect to any of the terms of this Agreement, or delay by the Company or any affiliate thereof in exercising any such right or remedy, shall not operate as a waiver, and no waiver of any type or amendment of this agreement shall be binding upon the Company or any affiliate thereof unless evidenced by a writing signed on behalf of the Company or any affiliate thereof.

e.	If the application of any provision of this Agreement, or any action, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be effected thereby, but shall continue to be given full force and effect as if the part so held invalid or unenforceable had not been included herein.

f.	This instrument constitutes the entire Agreement of the parties hereto with respect to its subject matter, and supersedes any other express or implied oral and written agreements between the parties. Other than as expressly set forth herein, the parties expressly acknowledge that there are no other promises, terms, conditions, or representations (verbal or written) regarding any matter covered by this Agreement. This Agreement shall not be modified, extended or supplemented in any manner, except by subsequent written contract signed by both Mr. Hoffman and the Company.

8.	The parties acknowledge that they have read and understood the terms and conditions of this Agreement, and that they agree and intend to abide by them.

Dated: July 9, 2003	/s/ MARK A. HOFFMAN Mark A. Hoffman

Dated: July 9, 2003	CHARLOTTE RUSSE HOLDING, INC.

	By	/s/ BERNARD ZEICHNER

SCHEDULE A

BONUS DETERMINATION

For the Company’s fiscal years 2004 and 2005, Mr. Hoffman shall be eligible for a bonus based on achievement of annual EBITDA results. For purposes of computing the bonus, EBITDA will mean consolidated net income of the Company and its subsidiaries for the fiscal year, plus, to the extent deducted in the calculation of such consolidated net income for the period and without duplication, the sum of (a) depreciation and amortization for the period, plus (b) income tax expense for the period, plus (c) consolidated total interest expense paid or accrued during the period.

The annual bonus shall be an amount equal to the annual EBITDA amount multiplied by a predetermined percentage. Such percentage shall be 0.00% in the event that EBITDA for any particular year grows 10% or less over the prior fiscal year, shall be 0.50% if EBITDA grows 20%, and shall be 0.75% if EBITDA grows 35% or more.

Should EBITDA for any particular year reflect a growth rate between 10% and 20%, the bonus percentage shall be a proportional interpolation between 0.00% and 0.50%. Should EBITDA reflect a growth rate between 20% and 35%, the bonus percentage shall be a proportional interpolation between 0.50% and 0.75%.

The growth rates, bonus percentages and resultant bonus payments, shall be adjusted in the event of any extraordinary acquisition by the Company, as such adjustments shall be established by the Board, in which deliberation Mr. Hoffman shall be entitled to participate as a member thereof.